Exhibit 10.20

NimbleGen™ Systems, Inc.

1 Science Ct.

Madison, WI 53711

August 11, 2003

Dr. Roland Green

506 Ozark Trail

Madison, WI 53705

Dear Roland:

This letter confirms that by Consent of the Board of Directors dated April 30, 2003 and in recognition of your value and continued service to NimbleGen Systems Inc. (“NimbleGen”) and in order to induce you to remain employed by NimbleGen, NimbleGen: (i) has agreed to pay you three months of severance (“Severance”) in the event, but only in the event, your employment with NimbleGen is terminated by NimbleGen and if such termination is within 180 days after (a) a new chief executive officer is hired by NimbleGen or (b) a Change in Control (as such term is defined in NimbleGen’s 2000 Stock Option and Restricted Stock Plan, hereinafter referred to as the “Plan”) occurs; and (ii) has agreed that all Options or Restricted Shares (as each such term is defined in the Plan) held by you as of April 30, 2003, will, in addition to any vesting provided for in the option agreement governing such Options or Restricted Shares, immediately vest upon termination of your employment with NimbleGen, unless the termination of your employment is a “Termination for Cause” (as such term is defined in the Plan), if such termination is (a) within 180 days after a new chief executive officer is hired by NimbleGen or (b) within 12 months after a Change in Control occurs.

Your right to receive Severance from NimbleGen is limited to the circumstances set forth above. You will have no right to receive Severance from NimbleGen in any other manner or for any other reason, including without limitation, if your employment with NimbleGen is terminated for any reason other than those circumstances set forth above, including as a result of (a) a Termination for Cause, (b) your voluntary termination of such employment, (c) your death, or (d) your Disability (as such term is defined in the Plan).

Phone: 608-218-7600 FAX: 608-218-7601	info@nimblegen.com www.nimblegen.com

Dr. Roland Green

August 11, 2003

In addition, your right to receive Severance from NimbleGen and to the acceleration of your Options and Restricted Shares is each conditioned upon the execution by you or your personal representative, as the case may be, of a standard release benefiting NimbleGen, in a form satisfactory to NimbleGen, and your agreement to take such other cooperative actions as NimbleGen may request.

Any Severance paid to you by NimbleGen shall be calculated based upon your base salary in effect on the date of the termination of your employment with NimbleGen and will be paid over the three month period following the termination of such employment.

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

/s/ Robert J. Palay
Robert J. Palay
Chairman of the Board

Acknowledged and agreed to this 24th day of September, 2003.

/s/ Roland Green
Dr. Roland Green